GAIN Capital Announces Monthly Metrics for April 2020

BEDMINSTER, N.J., May 8, 2020/PRNewswire/ -- GAIN Capital Holdings, Inc. (NYSE: GCAP) (“GAIN” or “the Company”) today reported certain operating metrics for the month of April 2020.

	Apr-20	Mar-20	Apr-19	Sequential Change	Year-over-year change
Retail Segment
OTC Trading Volume(1)	$188.1	$388.6	$146.3	(51.6)%	28.6%
OTC Average Daily Volume	$8.6	$17.7	$6.7	(51.4)%	28.4%
12 Month Trailing Active OTC Accounts(2)	138,894	132,841	120,515	4.6%	15.3%
3 Month Trailing Active OTC Accounts(2)	93,773	87,349	68,908	7.4%	36.1%

Futures Segment
Number of Futures Contracts	567,189	701,820	522,132	(19.2)%	8.6%
Futures Average Daily Contracts	27,009	31,901	24,863	(15.3)%	8.6%
12 Month Trailing Active Futures Accounts(2)	7,228	7,146	7,307	1.1%	(1.1)%

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All volume figures reported in billions.
1 US dollar equivalent of notional amounts traded.
2 Accounts that executed a transaction during the relevant period.

Historical metrics and financial information can be found on the Company's investor relations website http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN's financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities. GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact: Jonathan Kay, GAIN Capital +1 908.731.0737, InvestorRelations@GAINCapital.com